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Exhibit 10.9

www.ikanos.com

Ikanos Communications 47669 Fremont Blvd. Fremont, CA 94538 +1.510.979.0400 phone +1.510.979.0500 fax

February 17, 2005

Mr. Christopher Smith

Dear Chris:

        I am pleased to offer you a position with Ikanos Communications, Inc. (the "Company") as Vice President of Human Resources, reporting to me, commencing sometime during the week of February 28, 2005. You will receive an annual salary of $170,000.00, which will be paid semi-monthly in accordance with the Company's normal payroll procedures and a bonus of up to 15% per year based on individual and company goals attainment. As a Company employee, you are also eligible to receive certain employee benefits including health benefits. You should note that the Company might modify salaries and benefits from time to time, as it deems necessary. This offer will expire on February 21, 2005.

        We will recommend to the Board of Directors of the Company that, at the next Board meeting, you be granted an incentive stock option entitling you to purchase up to 1,200,000 shares of Common Stock of the Company at the then current fair market value as determined by the Board at that meeting. Such options shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement, including vesting requirements. (25% of the shares vest 12 months after the vesting commencement date, and 1/48 of the shares vest each month thereafter.) In addition, should a change in control occur (such as an acquisition) that substantially impacts your employment during the first twelve months of your employment with Ikanos, vesting would be accelerated for 25% of the stock options issued to you upon hire.

        You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

        For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

        You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

        As a Company employee, you will be expected to abide by company rules and regulations. You will be specifically required to sign an acknowledgment that you have read and understand the company rules of conduct, which will be included in a handbook, which the company will soon complete and distribute. You will be expected to sign and comply with an Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non- disclosure of proprietary information.

        To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

        We look forward to working with you at Ikanos Communications.

Sincerely,

/s/ RAJESH VASHIST Rajesh Vashist Chairman and CEO

ACCEPTED AND AGREED TO this 22nd day of February, 2005

/s/ CHRISTOPHER SMITH Christopher Smith

Enclosures:	1.	Duplicate Original Letter
	2.	Employment, Confidential Information, Invention Assignment and Arbitration Agreement

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  Exhibit 10.9